UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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WATCHGUARD TECHNOLOGIES, INC.

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Filed by WatchGuard Technologies, Inc. pursuant to Rule 14a-12 of the Securities Exchange Act of 1934

Subject Company: WatchGuard Technologies, Inc.

Commission File No.: 000-26819

On August 7, 2006, WatchGuard Technologies, Inc. hosted a conference call to report results for the quarter ended June 30, 2006.

Operator

Good day ladies and gentlemen and welcome to the WatchGuard second quarter 2006 WatchGuard Technologies Incorporated Earnings Conference Call. My name is Melanie and I will be your coordinator for today. [OPERATOR INSTRUCTIONS] I would now like turn the call over to Mr. Brad Sparks, Chief Financial Officer. Please proceed, sir.

Brad Sparks—WatchGuard Technologies, Inc.—CFO

Good afternoon. I’m Brad Sparks, Chief Financial Officer for WatchGuard Technologies. Before we begin, I would like to read a cautionary statement about forward-looking statements. Certain statements in this call, including statements about possible or expected future operating results, trends in financial results and business plans, including those related to revenue growth and earnings growth, and statements about the anticipated closing of our acquisition by Francisco Partners and other statements about our plans, objectives, intentions and expectations are forward-looking statements within the meaning of the Securities Act of 1934 as amended.

Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to known and unknown risks and uncertainties and inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements.

Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risk that our future operating results will fall below expectations, the risk that our acquisition with Francisco does not close or does not close when expected and the other risks described under Risk Factors in our quarterly report on Form 10-Q for the quarter ended March 31st, 2006 and in other documents filed with or furnished to the Securities and Exchange Commission from time to time.

Listeners are cautioned not to place undue reliance upon these forward-looking statements which speak only as of the date of this call. Our discussion will include non-GAAP financial measures which mean financial measures that have not been calculated in accordance with Generally Accepted Accounting Principles or GAAP. In our earnings release issued earlier today, we provided a reconciliation of the non-GAAP financial measures included in the release and referred to in this call to the most comparable On the call today with me is Ed Borey, our Chief Executive Officer. Ed is calling in from Singapore where it now is very early in the morning. Ed thanks for joining us. I would now like to turn the call over to you for your introductory remarks.

Ed Borey—WatchGuard Technologies, Inc.—CEO

Thanks, Brad, and good morning to everyone and thank you for joining the call with us today. Today, I really want to focus on three items. First, after the close of the quarter, we announced the WatchGuard board of directors approved a definitive agreement whereby funds managed by Francisco Partners will, subject to shareholder approval at customary closing conditions, acquire all outstanding shares of WatchGuard. And the parties anticipate closing the transaction in the fourth quarter of 2006.

Closing will represent the successful culmination of the exhaustive efforts we undertook to evaluate [Lost Churn] strategic alternative for the company. Second, during Q2, we delivered on a series of product introductions that effectively resulted in the [depress] of our entire product line. Our new products are designed to be ROHS compliant, to deliver higher performance than our previous products and to extend the Linux operating system [for eight] to include our Edge products.

Lastly as previously announced, proceeding with the transition from selling the sell through revenue recognition from Europe. In Q2 we successfully converted the U.K. and [tough regions] and in Q3 we [expect transition] to the remainder of Europe. When this transition is complete 85 to 90% of our revenue will be recognized on a sell through basis. We believe this transition will result in lower channel inventories, lower channel discount levels, and improved linearity in our quarterly revenue will allow more flexibility in marketing our products throughout the entire sale cycle. With that, Brad will review Q2 2006 results with you. Brad?

Brad Sparks—WatchGuard Technologies, Inc.—CFO

Thanks, Ed and good afternoon everyone. In this presentation I plan on primarily referring to GAAP measures of financial presentation with references to non-GAAP references limited to net loss or gain on a per share basis. Please note that since FAS 123R was adopted as of the first quarter of 2006 certain period-to-period comparisons will reflect the impact of the change.

On the face of the P&L presented in the earnings release sent out earlier today you will find details of both non-cash compensation calculated in accordance with newly adopted FAS 123R and other non-cash expenses should you choose to eliminate them when analyzing our results. Hopefully these disclosures will help you make any comparisons more meaningful.

Now let’s look at this quarter’s results. For the second quarter of 2006 total revenues were $16.5 million, which reflects the approximately $1.9 million impact of the transition of customers in the U.K., Germany, Austria and Switzerland in stock to sell through compared to 18.6 million in the prior quarter and 20.3 million in the second quarter of 2005. Product revenues were 8.4 million, which also reflects the approximately 1.9 million sell through impact, compared to 10.9 million in the prior quarter and 12.9 million in the second quarter of 2005.

Service revenues were 8.1 million compared to 7.7 million in the prior quarter and 7.4 million in the second quarter of 2005. Reflecting increased subscription service sales during the quarter, deferred revenues increased by $0.3 million to $22.9 million, and revenue units shipped were roughly 14,000 for the quarter.

From a geographic perspective, revenues from the Americas were 8.8 million compared to 9.1 million in the prior quarter and 9.1 million in the second quarter of 2005. Revenue from the Americas represented 54% of total revenue compared to 49% in the prior quarter and 45% in the second quarter of 2005. Revenues from EMEA were 5.3 million which reflects the approximately 1.9 million impact of the transition of customers in the U.K., Germany, Austria and Switzerland to sell through, down from 6.6 million last quarter and 8.0 million in the second quarter of 2005.

Revenue from EMEA represented 32% of total revenue compared to 36% in the prior quarter and 39% in the second quarter of 2005. And finally revenues from APAC were 2.4 million compared to 2.9 million in the prior quarter and 3.2 million in the second quarter of 2005. Revenues from APAC represented 14% of total revenue compared to 15% in the prior quarter and 16% in the second quarter of 2005.

On a GAAP basis for the second quarter gross margin was 66.8% compared to 66.3% in the prior quarter and 66.9% in the second quarter of 2005. Products gross margin was 56.8% compared to 58% in the prior quarter and 59.1% in the second quarter of 2005. Service gross margin was 77.3% compared to 77.9% in the prior quarter and 80.4% in the second quarter of 2005.

For the second quarter, GAAP operating expenses were $15.1 million. Excluding stock-based compensation expense of 0.7 million operating expense would be 14.4 million which is less than the 15.8 million excluding stock-based compensation expense that we previously expected. These lower operating expenses reflect a one-time Washington State B&O tax refund in the amount of approximately $500.5 million that we received in the second quarter. Sales and marketing expenses were 6.6 million or 40% of revenues. R&D expenses were 4.7 million or 29% of revenues and G&A expenses were 3.4 million or 21% of revenues.

For the second quarter, WatchGuard reported a GAAP net loss of 3.4 million or $0.10 per share compared to a GAAP net loss of 4.1 million or $0.12 per share in the prior quarter and 2.0 million or $0.06 per share in the second quarter 2005. On a non-GAAP basis WatchGuard reported a net loss of 2.3 million or $0.07 per share compared to a non-GAAP net loss of 2.8 million or $0.08 per share in the previous quarter and $0.8 million or $0.02 per share in the second quarter of 2005.

Our balance sheet continues to remain very strong. As of June 30th, 2006, we had cash, investments and restricted cash of approximately $75.4 million, or roughly $2.20 per share, the same level as the end of last quarter. Deferred revenue for the quarter was 22.9 million, up from 22.5 million in the previous quarter, reflecting continued growth of our subscription services.

Earlier Ed mentioned the agreement with Francisco Partners. Due to the expected closing of that transaction, we will not be providing financial guidance for the third quarter of 2006. I would like to note that the definitive agreement between WatchGuard and Francisco Partners was filed and is available publicly. The company is also working diligently towards the close of the transaction with Francisco Partners targeted early in the fourth quarter.

As soon as possible we will file a detailed proxy with the SEC that, when final, will include the date of the shareholder meeting as well as the details of the extensive process that WatchGuard undertook to arrive at this agreement. We advise you to read the proxy statement and such other materials when they become available because they will contain important information about the acquisition and WatchGuard. You will be able to obtain a free copy of the proxy statement and any other documents filed by the company from the SEC website at www.sec.gov.

WatchGuard’s directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of WatchGuard in connection with the proposed transaction. Information about the directors and executive officers of WatchGuard is set forth in the proxy statement for WatchGuard’s 2006 annual meeting of shareholders which was filed with the SEC on March 17th, 2006.

You may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the proposed transaction when it becomes available. This concludes our presentation. At this time, I would like to urge the analysts who follow our Company to put forward whatever questions that they need to ask. We will be happy to answer any questions you may have.

Operator

[OPERATOR INSTRUCTIONS] And gentlemen, your first question comes from the line of Mark Sue with RBC Capital Markets. Please proceed. Please proceed, Mr. Sue.

Mark Sue—RBC Capital Markets—Analyst

Good afternoon gentlemen. Maybe directionally you can help us understand how the revenues might trend in the upcoming few quarters, maybe if you can comment on seasonality, channel inventory levels at the moment and also some thoughts on linearity as you move into the September quarter.

Brad Sparks—WatchGuard Technologies, Inc.—CFO

Well, what we’re doing is — we’re again because of the acquisition we’re not giving out any forward guidance. So — and on linearity we’ve spoken to linearity a long time and what we’ve seen consistently is that when we switch to sell through accounting that for revenue recognition that linearity flattens. And that is a characteristic that we consistently see.

Mark Sue—RBC Capital Markets—Analyst

Okay. Maybe then if you could just give us some feedback from your channel partners, is there a level of disruption that you’re seeing, some dissatisfaction. Do you think some of your competitors might be taking advantage of what’s happening in the channel? And if so, if could you name some specific competitors?

Ed Borey—WatchGuard Technologies, Inc.—CEO

Let me take that one — let me take that one. Mark, this is Ed Borey. Actually our channel partners have received us very favorably. Of course, we’re not aware of any specific action by competitors. I would suspect that competitors would be trying to take advantage of this, but I think that they will not be successful. The channel partners have generally been very favorable toward this transaction and are looking forward to doing business with us as a private company.

Mark Sue—RBC Capital Markets—Analyst

Got it. And Ed you touched on new products in the past, can you help us understand the ongoing emphasis on new products and continued new products? Should we see more investments or is this it for a while until the deal closes with Francisco Partners?

Ed Borey—WatchGuard Technologies, Inc.—CEO

Well, for us it’s business as usual. We’ve just introduced, of course, we’ve completed the conversion, have introduced new hardware platforms, another version of our Fireware software, and we would anticipate continuing to enhance those products as we go forward with our road map.

Prior to the transaction with Francisco, we have typically not provided more than a quarter’s vision on new products. And so I would say that in the third quarter of this year what we’re really focused on is getting those new products into the marketplace and ensuring a smooth transition.

Mark Sue—RBC Capital Markets—Analyst

Got it. That’s helpful. Thank you and good luck gentlemen.

Brad Sparks—WatchGuard Technologies, Inc.—CFO

Okay thanks Mark.

Ed Borey—WatchGuard Technologies, Inc.—CEO

Thank you, Mark.

Operator

And gentlemen your next line comes from the line of Ben Stoller with HS Capital. Please proceed.

Ben Stoller—Harman Stoller Capital—Analyst

Hi guys, how are you?

Ed Borey—WatchGuard Technologies, Inc.—CEO

Hi Ben.

Ben Stoller—Harman Stoller Capital—Analyst

Hi, looks like a fairly good quarter with all the challenges you guys were facing. When we look at the process and if I do my math correctly, it’s about $0.17 the break up fee per the merger agreement. Is that correct?

Brad Sparks—WatchGuard Technologies, Inc.—CFO

That is correct.

Ben Stoller—Harman Stoller Capital—Analyst

So if I just on the back of an envelope took $2.25 plus that $0.17 that would get me to about $2.42, $2.43 a share. That’s what it would cost for someone to come in and top this bid per se, is that correct?

I think that that’s an accurate statement.

Ben Stoller—Harman Stoller Capital—Analyst

Okay good. All right just wanted to make sure I was doing that correctly. Good job and we look forward to voting our shares and closing this transaction.

Brad Sparks—WatchGuard Technologies, Inc.—CFO

Thanks, Ben.

Ed Borey—WatchGuard Technologies, Inc.—CEO

Thanks Ben.

Operator

And gentlemen your next question comes from the line of Justin Cable of B. Riley. Please proceed.

Justin Cable—B. Riley & Co.—Analyst

Thanks. Just one question. Have you guys seen any impact from this European Union mandate on ROHS or WEEE?

Ed Borey—WatchGuard Technologies, Inc.—CEO

Well, when you say impact, Justin, what do you specifically mean?

Justin Cable—B. Riley & Co.—Analyst

Well, I guess in general, it might have led to some confusion in the channel because of certain products cannot be sold. I don’t know if this was an opportunity or a potential negative impact that you guys might have seen. But -

Ed Borey—WatchGuard Technologies, Inc.—CEO

There was a transitional impact, but we got out to the channel early on ROHS and worked with it very closely. So I think that we had a relatively smooth transition. There was a tremendous amount of confusion in the various countries because although there was EU — an EU regulation, it was subject to interpretation on a country-by-country basis. And so we really worked through that in the second quarter as I’m sure did most of our competitors.

I’m not aware of anyone that has received an exemption for ROHS. Of course, we don’t need an exemption. All of our products are 100% ROHS compliant. I’m not sure that that is an industry-wide standard at this point. And should somebody seek an exception, the exception would be not just for them, but for the entire category in the segment, so everyone would benefit from that. I am aware that — we believe that one or two competitors are seeking exemptions and we we’ll just have to see how that all works out.

Justin Cable—B. Riley & Co.—Analyst

Great. Thanks.

Ed Borey—WatchGuard Technologies, Inc.—CEO

You’re welcome.

Operator

And gentlemen, your final question comes from the line of Joe Maxa with Dougherty & Company. Please proceed.

Joe Maxa—Dougherty & Company—Analyst

Hi thanks. Most of mine have been answered. I’m just curious when you say the proxy will be out as soon as possible, what does that lead us to believe, today or this week or what are you looking at?

Ed Borey—WatchGuard Technologies, Inc.—CEO

I think in the next—Joel[sic], I think in the next five business days —

Joe Maxa—Dougherty & Company—Analyst

Okay.

Ed Borey—WatchGuard Technologies, Inc.—CEO

— that the proxy will be out. It’s taken us a little longer than we anticipated. Really nothing should be read into that other than — you’ve got two sets of lawyers working on it and there’s the coordination between the lawyers that takes place et cetera.

Joe Maxa—Dougherty & Company—Analyst

Okay. And then Brad [inaudible—cross talk] on the expense side I mean it was down quite a bit sequentially? What do you attribute that to?

Brad Sparks—WatchGuard Technologies, Inc.—CFO

Yes hi Joe. A lot of that was — $0.5 million was from a refund on taxes for the B&O tax share in Washington State, so that helped a lot. And then commissions were down.

Joe Maxa—Dougherty & Company—Analyst

Okay. All right thanks guys.

Thanks, Joe.

Operator

Ladies and gentlemen there are no further questions at this time. I will now turn the call back over to management for any closing remarks. Please proceed.

Brad Sparks—WatchGuard Technologies, Inc.—CFO

Well, we really appreciate you bearing with us. Thanks for attending today and this concludes the call. Thanks, bye now.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect.

Additional Information About the Proposed Transaction and Where to Find It

In connection with the proposed transaction, WatchGuard will file a proxy statement with the Securities and Exchange Commission, or SEC. Investors and security holders are advised to read the proxy statement when it becomes available and any other relevant documents filed with the SEC because they will contain important information about the proposed transaction and WatchGuard. Investors and security holders will be able to obtain a free copy of the proxy statement (when available) and other documents filed by WatchGuard from the SEC Web site at www.sec.gov.

WatchGuard’s directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of WatchGuard in connection with the proposed transaction. A description of certain of the interests of directors and executive officers of WatchGuard is set forth in the proxy statement for WatchGuard’s 2006 annual meeting of shareholders, which was filed with the SEC on March 17, 2006. Investors and security holders may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the proposed transaction when it becomes available.